Exhibit n.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and shareholders

Medallion Financial Corp.:

We have audited the senior securities table of Medallion Financial Corp. as of December 31, 2006, 2005, 2004, 2003 and 2002, included in the registration statement. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the senior securities table is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall schedule presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the senior securities table referred to above presents fairly, in all material respects, the senior securities of Medallion Financial Corp. as of December 31, 2006, 2005, 2004, 2003 and 2002 in conformity with U.S. generally accepted accounting principles.

/s/  Weiser LLP

Weiser LLP

New York, New York

May 10, 2007